EXHIBIT 10(x)
03/05
COMPENSATION OF NON-EMPLOYEE DIRECTORS

➢	Non-Employee Directors receive the following annual retainers (paid in advance semi-annually in May and November, prorated quarterly as applicable) and meeting fees:

Annual Board Retainer:	$40,000
Lead Director Annual Retainer	10,000
Committee Chair Annual Retainer:	10,000
Audit Committee Annual Retainer (includes eight regularly scheduled meetings per year including conference call meetings) (If there are nine or more meetings, the Audit Chair can call for payment of a $1,000 meeting fee for all participating Committee members in the event any extra meeting exceeds 30 minutes)	5,000
Board Meeting Fee (typically five meetings per year):	2,000
Committee Meeting Fee:
In connection with Board meeting	500
Other meeting	1,000

➢	They also receive stock options as follows through March 2008:

Initial grant upon joining Board (vesting in three annual increments):	$175,000 face value,
Annual grant each February (one-year vesting):	7,500 shares*
(prorated by quarter if director elected after prior February)
*but growth in face value capped at cumulative compound annual rate of 8% from February 2004 option exercise price

➢	Under an unfunded fee deferral program, retainer and/or meeting fees may be deferred into one or both investment vehicles. Transfers of account balances between vehicles are not permitted.

•	Interest rate option tied to 24-month average rate on 7-year Treasuries, fixed at each year end for the next year.

•	JP phantom stock, with dividend equivalents credited in shares. JP currently hedges the cost of this phantom stock through a Rabbi Trust that holds JP shares.

➢	Directors also are eligible for matching of charitable gifts up to $5,000 per year.

➢	Directors also are covered by Travel Accident Insurance.

➢	JP covers travel expenses for Directors to attend meetings.

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